As Filed with the Securities and Exchange Commission on October 23, 2000.
                                                Registration Number _-_____
---------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-8

                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                           AMERICANA PUBLISHING INC.
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)

           Colorado                                          84-1453702
- -------------------------------                        --------------------
(State or other jurisdiction of                            (IRS Employer
incorporation or organization)                          Identification No.)

            303 San Mateo NE, Suite 104A
            Albuquerque, NM                           87108
            ------------------------------------------------------
            (Address of Principal Executive Offices)    (Zip Code)

                            Americana Publishing Inc.
                     2000 Stock Purchase and Option Plan
         -----------------------------------------------------------
                          (Full title of the Plan)

                            Alfred V. Greco, PLLC
                        666 Fifth Avenue (14th Floor)
                          New York, New York 10103
                         Telephone:  (212) 246-6550
        -------------------------------------------------------------
        (Telephone number, including area code, of agent for service)

                       CALCULATION OF REGISTRATION FEE

                                   Proposed      Proposed
                                   maximum       maximum
Title of                           offering      aggregate     Amount of
securities to     Amount to be     price per     offering      registration
be registered     registered       share (a)     price (a)     fee (a)
- --------------    ------------     ---------     ----------    ------------
Common Stock
$.01 par value     5,000,000         $ 1.50      $7,500,000     $ 1,980

(a)  estimated solely for purposes of computing filing fee.

PART I.  INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


ITEM 1:  Plan Information.

The information required by Part I is included in documents to be sent or given to the participants.


ITEM 2:  Registration Information and Employee Plan Annual Information.

Upon written or oral request, Americana Publishing Inc., a Colorado corporation (the "registrant") will provide, without charge, a copy of all documents incorporated by reference in Item 3 of Part II of this registration statement, which are incorporated by reference in the Section 10(a) prospectus, and all other documents required to be delivered to employees pursuant to Rule 428(b) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). All requests should be made to Americana Publishing Inc., attn: George Lovato, President, 303 San Mateo, NE, Suite 104A, Albuquerque, NM 87108, telephone number (505) 265-6121.


PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3:  Incorporation of Documents by Reference.

The following documents, which are on file with the Securities and Exchange Commission (the "Commission"), are incorporated in this registration statement by reference:

     (a)  The registrant's annual report on Form 10-KSB for year ended 12/31/99.
     (b) All other reports filed by the registrant pursuant to sections 13(a) or 15(d) of the Securities Exchange Act of 1934
          (the "Exchange Act") since the end of the year covered by the Form 10-KSB referred to in (a) above.
     (c)  Not Applicable.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4:  Description of Securities.

The registrant is authorized to issue One Hundred Million (100,000,000) shares of Common Stock. The par value of each of said shares is $.001. All such shares are of one class, which shares of Common Stock have full voting and dividend rights (subject to such preferential dividend rights as may be applicable to shares of Preferred Stock that may be issued) but without cumulative voting rights or any pre-emptive rights. No shares of Preferred Stock have been issued.


ITEM 5:  Interests of Named Experts and Counsel.

Not Applicable


ITEM 6:  Indemnification of Directors and Officers.

The registrant's Certificate of Incorporation generally provides For the maximum indemnification of a corporation's officers and directors As permitted by law in the State of Colorado. Colorado law empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except in the case of an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including amounts paid in settlement and attorney's fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for which expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she must be indemnified by the corporation against expenses, including attorney's fees, actually and reasonably incurred by him or her in connection with the defense. Any indemnification under this section, unless ordered by a court or advanced pursuant to this section, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote or a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The Restated Certificate of Incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. The provisions of this section do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) does not exclude any other rights to which a person seeking indemnification or advancement or expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or an action in another capacity while holding his or her office, except that indemnification, unless ordered by a court pursuant to this section or for the advancement of any director or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

ITEM 7:  Exemption From Registration Claimed.

Not Applicable


ITEM 8:  Exhibits.

The exhibits to this registration statement are listed in the Exhibit Index elsewhere herein.


ITEM 9:  Undertakings.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albuquerque, State of New Mexico, on October 19, 2000.

AMERICANA PUBLISHING INC.
     (Registrant)


By: /s/ George Lovato, Jr.
    -------------------------------
    George Lovato, Jr. - President


Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

          Name                     Capacities                 Date
- ------------------------    ------------------------    -----------------

/s/ George Lovato, Jr.        Chairman of the Board,    October 19, 2000
- ------------------------    CEO, President
Mr. George Lovato, Jr.


/s/ Don White                 Vice President, Chief     October 19, 2000
- ------------------------    Financial Officer
Mr. Don White                       and Director


/s/ David Poling              Vice President, Director  October 19, 2000
- ------------------------
Mr. David Poling


/s/ Jay Simon                 Director,                 October 19, 2000
- ------------------------    Secretary / Treasurer
Mr. Jay Simon


/S/ Marjorie Lovato           Director                  October 19, 2000
- ------------------------
    Marjorie Lovato

                              EXHIBIT INDEX

                                                         Page in Sequential
Exhibit                                                     Number System
- -----------------------------------------------------    ------------------
(1)   Not Applicable
(2)   Not Applicable
(3)   Not Applicable
(4)   Instruments defining the rights of security
      holders, including indentures.
      (i)  Excerpts of the Company's
           Certificate of Incorporation.                               9
      (ii) Excerpts of the Company's By-Laws, as
           amended.                                                    9-10
(5)   Opinion on legality.
      (i)  Consent and Opinion of Alfred V. Greco, PLLC                11
(6)   Not Applicable
(7)   Not Applicable
(8)   Not Applicable
(9)   Not Applicable
(10)  Not Applicable
(11)  Not Applicable
(12)  Not Applicable
(13)  Not Applicable
(14)  Not Applicable
(15)  Not Applicable
(16)  Not Applicable
(17)  Not Applicable
(18)  Not Applicable
(19)  Not Applicable
(20)  Not Applicable
(21)  Not Applicable
(22)  Not Applicable
(23)  Consent of experts and Counsel
      (i)  Consent of Blomstrom & Co., P.C.                           12
      (ii) Consent of Alfred V. Greco, PLLC
           (included in (5) above)                                    11
(24)  Not Applicable
(25)  Not Applicable
(26)  Not Applicable
(27)  Not Applicable
(28)  Not Applicable
(99)  Not Applicable

EXHIBIT 4(i)
------------

           EXCERPTS FROM RESTATED CERTIFICATE OF INCORPORATION
           ---------------------------------------------------


Article 4, as restated, reads as follows:

4. Capital Stock. The aggregate number of shares of capital stock which the Corporation shall have authority to allot is one hundred million (100,000,000) shares of One Dollar ($.001) par value common stock and twenty million
(20,000,000) of preferred which shall be no par value stock. The Board of Directors may, from time to time, fix a consideration for which said shares may be issued and sold, which consideration shall not be less than .001 cents per share.

Article 6, as restated, reads as follows:

6. Bylaws. The Directors of the Corporation shall have the power to adopt, alter or replace Bylaws for governing the Corporation, the conduct of its affairs, the management of its property, the transfer of shares and the rights or posers of the Shareholders, Directors, Officers and employees of the Corporation. Such power shall be exercised by two-thirds (2/3) majority vote of the Directors at any regular or special meeting duly convened after proper notice to such Directors has been given. Provided, however, nothing herein shall divest the Shareholders of the power, nor limit their poser to adopt, amend or repeal such Bylaws.

(ii) Excerpts from the By-Laws. Paragraphs 2-11 of the By-Laws read as follows:

2. Date and Time of Shareholders Annual Meeting. The annual shareholders meeting will be held on the 24th of March of every year at 9:00 a.m., or no more than 83 days after the fiscal year end. This meeting is for the purpose of electing directors and for transacting any other necessary business. If this day is a legal holiday, the meeting will be held on the next day.

3. Shareholders Special Meetings. Special meetings of the shareholders may be called at any time and for any purpose. These meetings may be called by either the president or the board of directors or upon request of 51 percent of the shareholders of the corporation. The request for a special meeting must be made in writing which states the time, place and purpose of the meeting. The request should be given to the secretary of the corporation who will prepare and send written notice to all shareholders of record who are entitled to vote at the meeting.

4. Place of Shareholders Meetings. The board of directors has the power to designate the place for shareholders meetings, unless a waiver of notice of the meeting signed by all shareholders designates the place for the meeting. If no place is designated, either by the board of directors or all of the shareholders, then the place for the meeting will be the principal office of the corporation.

5. Notice of Shareholders Meetings. Written notice of shareholders meetings must be sent to each shareholder of record entitled to vote at the meeting. The notice must be sent no less than 8 days nor more than 10 days before the date of the meeting. The notice should be sent to the shareholder's address as shown in the corporate Stock Transfer Book. The notice will include the place, date, and time of the meeting. Notices for special meetings must also include the purpose of the meeting. When notices are sent, the secretary of the corporation must prepare an Affidavit of Mailing of Notices. Shareholders may waive notice of meetings if done in writing, except that attendance at a meeting is considered a waiver of notice of the meeting.

6. Shareholders Entitled to Notice, to Vote, or to Dividends. For the purpose of determining which shareholders are entitled to notice, to vote at meetings, or to receive dividends, the board of directors may order that the corporate Stock Transfer Books be closed for 30 days prior to a meeting or the issuance of a dividend. The shareholders entitled to receive notice, vote at meetings, or receive dividends are those who are recorded in the Stock Transfer Book upon the closing of the Book. Instead of closing the Books, the board of directors may also set a Record Date. The shareholders recorded in the Stock Transfer Book at the close of business on the Record Date will be entitled to receive notice, vote at meetings, or receive dividends. A list of shareholders entitled to receive notice, vote at meetings, or receive dividends will be prepared by the secretary when necessary and provided to the officers of the corporation. Every shareholder who is entitled to receive notice, vote, or receive dividends is also entitled to examine this list and the corporate stock transfer book.

7. Shareholders Quorum. A quorum for shareholders meeting will be a majority of the outstanding shares which are entitled to vote at the meeting, whether in person or represented by proxy. Once a quorum is present, business may be conducted at the meeting, even if shareholders leave prior to adjournment.

8. Shareholders Proxies. At all meetings of shareholders, a shareholder may vote by signed proxy or by power of attorney. To be valid, a proxy must be filed with the secretary of the corporation prior to the stated time of the meeting. No proxy may be valid for over 12 months, unless the proxy specifically states otherwise. Proxies may always be revocable prior to the meeting for which it is intended. Attendance at the meeting for which a proxy has been authorized always revokes the proxy.

9. Shareholders Voting. Each outstanding share of the corporation which is entitled to vote as shown on the Stock Transfer Book will have one vote. The vote of the holders of a majority of the shares entitled to vote will be sufficient to decide any matter, unless a greater number is required by the Articles of Incorporation or by state law. Adjournment shall be by majority vote of those shares entitled to vote.

10. Shareholder Consent Resolutions. Any action which may be taken at a shareholders meeting may be taken instead without a meeting if a resolution is consented to, in writing, by all shareholders who would be entitled to vote on the matter.

11. Shareholders Cumulative Voting. For the election of directors, each shareholder may vote in a Cumulative manner, if desired. Cumulative voting will mean that if each shareholder has one vote per director to be elected, the shareholder may vote all votes for a single director or spread the votes among directors in any manner.

EXHIBIT 5(i) AND 23(ii)
-----------------------

                              Alfred V. Greco PLLC
                    A Professional Limited Liability Company
                                666 Fifth Avenue
                               New York, NY 10103
Alfred V. Greco                                             Tel. 212/ 246 6550
Attorney at Law                                             Fax  212/ 582 0176

                        CONSENT AND OPINION OF COUNSEL
                        ------------------------------


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


                  Re:      Americana Publishing Inc. (the "Company")
                  Form S-8 Registration Statement

Gentlemen:

The undersigned is required to render an opinion concerning the filing of a Form S-8 Registration Statement registering 5,000,000 shares pursuant To the Company's 2000 Stock Purchase and Option Plan (the "2000 Plan"). In this connection the undersigned has, among Other things, reviewed the 2000 Plan, the Form S-8 Registration Statement, Prospectus, Form of Option, the restated certificate of incorporation, minutes and by-laws, and where applicable, amendments thereto, of the Company, corporate records and other filings with the Securities and Exchange Commission, consulted with the principals of the Company and engaged in such other research and review as deemed applicable and pertinent hereto.

Based upon the results of such inquiry and knowledge and information gleaned from the various documentation, the undersigned is of the Opinion that the 5,000,000 shares which are the subject of this registration statement, have been properly and duly reserved for issuance pursuant to the Company's 2000 Plan and such shares, issuable upon exercise of options granted pursuant to the 2000 Plan by the Company's Board of Directors, as Administrator, when issued upon receipt of payment therefor, will be validly issued, fully paid and nonassesable.

The undersigned hereby consents to the use of its name and all references to this Firm in the Form S-8 Registration Statement covering shares reserved under the 2000 Plan.

Very truly yours,


/s/ Alfred V. Greco
- ---------------------
Alfred V. Greco, PLLC

October 19, 2000

EXHIBIT 23(i)
-------------

                                 (ON LETTERHEAD)


                       CONSENT OF INDEPENDENT ACCOUNTANTS
                    -----------------------------------------


We consent to the incorporation by reference in the registration statement of Americana Publishing, Inc. on Form S-8 of our report dated February 7, 2000 on our audit of the financial statements as of December 31, 1999 and 1998 and for the period of inception through December 31, 1997 and the year ending December 31, 1998 and 1999 and to all references to this Firm included in the Form 10-KSB.

Blomstrom & Co., P.C.

- ----------------------------
Blomstrom & Co., P.C.
Certified Public Accountants
Houston, TX

October 19, 1999